Bank of South Carolina Corporation Announces Earnings for 2011

CHARLESTON, S.C., Jan. 12, 2012 /PRNewswire/ -- The Bank of South Carolina Corporation, (Nasdaq: BKSC) announced earnings of $3,189,318 or $.72 per share, for the year ended December 31, 2011 – an increase of 2.53% from earnings for the year ended 2010 of $3,110,513 or $.70 per share. Returns on average assets and average equity for the twelve months ended December 31, 2011 were 1.03% and 10.48%, respectively, compared with 2010 returns on average assets and average equity of 1.17% and 10.87%, respectively.

Hugh C. Lane, Jr., President of the Bank of South Carolina, stated, "We were pleased with 2011 earnings which were the third best in our Company's history. We had good deposit growth during the year with deposits increasing 20.24% from year end 2010 to $301,127,515 at year end 2011. Loan growth was up and down during the year; however, we had some loan demand at the end of the fourth quarter which gave us a 2.69% increase in outstanding loans for the year. Our Company has done better in this tough environment because we stuck to the basics during the good times."

The Bank of South Carolina, a De Novo Charter, which opened in 1987 at 256 Meeting Street, has offices in Summerville, Mt. Pleasant, and the West Ashley community. Our website is www.banksc.com. Bank of South Carolina Corporation currently trades its common stock on the NASDAQ stock market under the symbol "BKSC".

Bank of South Carolina
Corporation (BKSC)
Report of Earnings
	December 31,	December 31,
	2011	2010

Shares Outstanding
BKSC Common Stock	4,444,940	4,429,866

Book Value Per Share	$ 7.20	$ 6.48

Total Assets	$ 333,990,057	$ 280,521,267

3 Months Ending

Net Income	$834,941	$833,203

Basic Earnings Per Share	$.19	$.19

Diluted Earnings Per Share	$.19	$.19

Weighted Average Shares Outstanding Basic	4,444,940	4,427,718

Weighted Average Shares Outstanding Diluted	4,444,940	4,427,718

12 Months Ending

Net Income	$3,189,318	$3,110,513

Basic Earnings Per Share	$.72	$.70

Diluted Earnings Per Share	$.72	$.70

Weighted Average Shares Outstanding Basic	4,439,887	4,416,065

Weighted Average Shares Outstanding Diluted	4,439,887	4,416,065

CONTACT: Sheryl G. Sharry, +1-843-724-1500